EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO PROVIDES SELECTED FIRST QUARTER 2013 METRICS AND

UPDATE ON CURRENT BUSINESS CONDITIONS

Plainview, N.Y., April 22, 2013 — Veeco Instruments Inc. (Nasdaq: VECO) is providing select financial metrics and business highlights for the quarter ended March 31, 2013.  Due to the accounting review announced on November 15, 2012, the Company is unable to report revenue and earnings information.

•                  First quarter 2013 bookings were $70 million including: MOCVD $37 million, MBE $6 million (LED & Solar total $43 million), and Data Storage $27 million.

•                  The Company’s unaudited cash balance at March 31, 2013 was $588 million, up from $579 million at December 31, 2012.

•                  First quarter system shipments declined sharply, on a sequential basis, in both MOCVD and Data Storage.

•                  With few MOCVD deals available, Veeco continues to experience significant competitive pricing pressure.

John R. Peeler, Veeco’s Chairman and Chief Executive Officer, commented, “First quarter business conditions remained extremely challenging, with system shipments at very low levels and bookings the weakest we have seen since early 2009. We are pleased that Veeco continues to weather this business downturn with a strong cash position.”

“Looking ahead, end market signals in MOCVD are mixed but appear to be trending in a positive direction,” added Mr. Peeler.  “Some key LED customers are operating at close to full utilization rates, and we are now booking some rush purchase orders — the first we have seen in two years.  In particular, some Chinese customers with committed funding for MOCVD equipment are planning fab expansions.  In Data Storage, customers are making technology buys and we are seeing an increase in quotations for MBE systems for research applications.  While visibility remains limited, we anticipate meaningfully higher bookings in the second quarter.”

Mr. Peeler concluded, “It is a top priority to conclude our accounting review as soon as possible.  Veeco’s other key focus areas for 2013 are our plans to fortify and build on our leadership positions in our core markets, especially in LED lighting which we believe is a huge market opportunity in front of us, and to leverage our technologies into adjacent markets like power electronics, OLED, MEMS and EUV.”

Conference Call

A conference call will be held at 5:00PM ET today to review these business highlights and current market conditions.  Due to the Company’s ongoing revenue recognition accounting review, only select business metrics will be disclosed.  Callers should dial 1-888-539-3696 (toll free) or

1-719-785-1753 using passcode 4649475.  The call will also be webcast live on the Veeco website at www.veeco.com.  A replay of the call will be available beginning at 8:00pm ET tonight through 8:00pm ET on May 6, 2013 at 888-203-1112 or 719-457-0820, using passcode 4649475, or on the Veeco website.  Please follow along with our slide presentation also posted on the website.

For information regarding the accounting review, please see the Company’s Current Report on Form 8-K filed on March 1, 2013.  The Company continues to conduct the review and intends to file its Forms 10-Q and 10-K as soon as reasonably practicable after these accounting matters are  resolved.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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